Exhibit 21.1

Subsidiaries of KBS REIT II

CA Capital Management Services, LLC	KBSII Pierre LaClede Center, LLC
KBS Limited Partnership II	KBSII REIT Acquisition I, LLC
KBS REIT Holdings II LLC	KBSII REIT Acquisition II, LLC
KBS REIT Properties II, LLC	KBSII REIT Acquisition V, LLC
KBS TRS Services, LLC	KBSII REIT Acquisition VI, LLC
KBSII 100-200 Campus Drive, LLC	KBSII REIT Acquisition XV, LLC
KBSII 300-600 Campus Drive, LLC	KBSII REIT Acquisition XVIII, LLC
KBSII 445 South Figueroa, LLC	KBSII REIT Acquisition XXIV, LLC
KBSII Corporate Technology Centre, LLC	KBSII REIT Acquisition XXVI, LLC
KBSII Fountainhead, LLC	KBSII Willow Oaks, LLC
KBSII Granite Tower, LLC